SUB-ITEM 77Q3(b)

PRICEWATERHOUSECOOPERS [PRICEWATERHOUSECOOPERS ICON]
--------------------------------------------------------------------------------
                                                     Pricewaterhousecoopers LLP
                                                     1670 Broadway
                                                     Suite 1000
                                                     Denver CO 80202-4870
                                                     Telephone (720) 931 7000
                                                     Facsimile (720) 931 7100

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of INVESCO Funds and
  Management of INVESCO Funds Group, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with the Application for, and the Orders of Exemption Granted by the Securities and Exchange Commission dated April 16, 2002 ("Management Statement"), that INVESCO Funds Group, Inc. (the "Company") has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated November 24, 1999 (Investment Company Act Release No. 24176), and the Order by the Securities and Exchange Commission on December 21, 1999, (Investment Company Act Release No. 24212) (collectively the "Orders") during the period April 1, 2001 through March 31, 2002. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our examination procedures included an assessment of the establishment and maintenance of procedures reasonably designed to achieve the following objectives set forth in the Orders (all capitalized terms as defined in the Orders):
a) The Interfund Rate on all interfund loans is higher than the Repo Rate and, if applicable, the yield of the Money Market Fund, but lower than the Bank Loan Rate;
b) All interfund loans comply with the collateral requirements as set forth in the Orders;
c) All interfund loans comply with the percentage limitations on interfund borrowing and lending;
d) Interfund borrowing and lending demand is allocated in accordance with procedures established by the fund's Board of Directors; and
e) The interest rate on any interfund loan does not exceed the interest rate on any third party borrowing of a borrowing fund at the time of the interfund loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over the Interfund Lending Program to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the period April 1, 2001 through March 31, 2002, is fairly stated, in all material respects, based upon the criteria set forth in the Orders and the accompanying Management Statement.

This report is intended solely for the information and use of the Board of Directors of the Funds, management of the Company, and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Pricewaterhouse Coopers LLP

PricewaterhouseCoopers LLP
April 16, 2002

                          [INVESCO ICON]|INVESCO Funds Group, Inc.(R)
                                        |4350 South Monaco Street
                                        |Denver, Colorado 80237
                                        |INVESCO Distributors, Inc., Distributor


               MANAGEMENT STATEMENT REGARDING COMPLIANCE WITH THE
           APPLICATION FOR, AND THE ORDER OF EXEMPTION GRANTED BY THE
                        SECURITIES & EXCHANGE COMMISSION


April 16, 2002

We, as members of management of INVESCO Funds Group, Inc. are responsible for establishing procedures reasonably designed to achieve compliance with the conditions set forth in the Application, dated November 24, 1999, (Investment Company Act Release No. 24176, and the Order by the Securities & Exchange Commission on December 21, 1999, (Investment Company Act Release No. 24212) (Collectively the "Orders").

We are also responsible for establishing and maintaining effective internal control to ensure compliance with the conditions of the Orders. We have designed our control procedures to achieve the following objectives as set forth in the Orders (all capitalized terms as defined in the Orders)
a) The Interfund Rate on all interfund loans is higher than the Repo Rate and, if applicable, the yield of the Money Market Fund, but lower than the Bank Loan Rate;
b) All interfund loans comply with the collateral requirements as set forth in the Orders;
c) All interfund loans comply with the percentage limitations on interfund borrowing and lending;
d) Interfund borrowing and lending demand is allocated in accordance with procedures established by the funds' Boards of Directors; and
e) The interest rate on any interfund loan does not exceed the interest rate on any third party borrowings of a borrowing fund at the time of the interfund loan.

For purposes of objective d), our control procedures are designed to reduce, to a relatively low level, the risk that non-compliance with allocation procedures would be material in relation to the total investment income, net of interest expense, of a fund which lends or borrows under the Orders. We assert that INVESCO Funds Group, Inc. has established and maintained procedures reasonably designed to achieve compliance with the conditions set forth in the Orders during the period April 1, 2001 through March 31, 2002.


INVESCO Funds Group, Inc.




By:    /s/ Raymond R. Cunningham
       -------------------------------------
       Raymond R. Cunningham, Vice President
       and Director


By:    /s/ Ronald L. Grooms
       ---------------------------------------
       Ronald L. Grooms, Senior Vice President
       and Treasurer


By:    /s/ Glen A. Payne
       -------------------------------------
       Glen A. Payne, Senior Vice President,
       Secretary, and General Counsel